(Retirement Agreement with Michael D. Rose)



  ASHLAND INC. 50 E. RIVERCENTER BLVD. P.O. BOX 391 COVINGTON, KY 41012-0391

PHILIP W. BLOCK
Administrative Vice President
Human Resources
(606) 815-3759
(606) 815-5053 (FAX)



                                  November 22, 1999


Mr. Michael D. Rose
Midaro Investments, Inc.
6305 Humphreys Blvd.
Suite 110
Memphis, TN 38120

Dear Mike:

The purpose of this letter is to confirm our discussions earlier this month in Covington, regarding your retirement from the Board and the operation of our various compensation and benefit programs. The Board approved our proposals and recommendations at its meeting on November 4, 1999.

I. Your participation in the Directors' Charitable Award Program was approved. Thus, as contemplated under the program, Ashland will donate $1,000,000 upon your death to your designated beneficiaries.

II. Under the shareholder-approved plan governing the restricted stock grants you've previously received, your retirement will result in the forfeiture of the shares. Ashland will pay to you the market value of those shares on the date of your retirement from the Board.

III. With respect to the stock options you've previously been granted, you will have one year from the date of your retirement to exercise the options. To the extent you have not exercised, Ashland will pay to you the Black-Scholes value of the unexercised option shares. The Black-Scholes value will be determined on the first anniversary of your date of retirement.

IV. Your account balance under the Directors' Deferred Compensation Plan will be paid to you in accordance with your previously filed elections.

V. As you may recall, the Directors' Retirement and Death Benefit Plans were terminated and benefits were converted to shares of Ashland Common Stock under the Deferred Retirement Benefit Account. The shares allocated to this account will be paid to you in accordance with your previously filed elections.

A detail of your current elections and account balances under the above-mentioned plans is enclosed with this letter. Should you have any questions, please don't hesitate to contact me or Susan Esler, Manager of Executive Compensation, at 606/815-3543.

                                               Sincerely,


                                                  /s/ Phil

                                               Philip W. Block
Enclosure